Exhibit 10.17

LIMITED CORPORATE GUARANTY

Deere Credit, Inc.

6400 NW 86th Street

Johnston, IA 50131-6650

1. In consideration of Deere Credit, Inc. (hereinafter “Deere”) extending credit to FCStone Financial, Inc., an Iowa corporation, its successors and assigns (the “Debtor”), for the loan purpose of providing working capital financing for the Debtor’s Commodities Sales/Repurchase Program secured by a first priority lien on personal property comprising of grain inventories as evidenced by grain warehouse receipts representing owned grain inventories arising out of certain contractual transactions under the said Commodities Sales/Repurchase Program entered into between Debtor and its customers, subject to the limitations contained in paragraph 5, Guarantor unconditionally guarantees payment of whatever sums Debtor shall at any time owe Deere, Deere successors or assigns or any company affiliated with Deere, pursuant to the loan for working capital evidenced, in part, by the Master Loan Agreement dated April 15, 2002, and other Transaction Documents, whenever incurred (including amounts loaned prior to the date of this Guaranty or subsequent to the date of this Guaranty), including rental, interest, finance charges, or service charges thereon, and including reasonable attorneys’ fees and all court costs incurred in collecting such sums (such amounts are referred to as the “Indebtedness”). Deere shall be under no obligation to pursue or exhaust any remedies of Deere against the Debtor, any other obligor or any other guarantor(s), or of enforcing any rights against any collateral with respect to said indebtedness prior to enforcing payment hereunder by the Guarantor.

2. This is a guarantee of payment and not of collection, and Guarantor agrees that Deere shall not be obligated prior to seeking recourse against or receiving payment from Guarantor, to do any of the following (although Deere may do so, in whole or in part, at its sole option), the performance of which are unconditionally waived by Guarantor:

(a)	Take any steps to collect the Indebtedness from Debtor or to file any claim of any kind against Debtor; or

(b)	Take any steps to enforce, accept, perfect interest in, foreclose upon, or realize on any collateral security for the payment of the Indebtedness or any other guaranty of the Indebtedness; or

(c)	In any other respect exercise any diligence whatever in collecting or attempting to collect the Indebtedness by any means.

Anything herein to the contrary notwithstanding, however, Deere shall not look to the Guarantor unless and until there is (1) a default in payment by the Debtor which is not cured within the applicable cure period, if any, as hereinafter provided or (2) if any Borrowing Base Report shows that the maximum amount outstanding pursuant to the Advance Formula (as defined in the Master Loan Agreement and referenced in the on the Borrowing Base Report) is less than the principal amount outstanding on the Loan and the deficiency revealed by the Borrowing Base Report is not cured within the applicable cure period, if any, as hereinafter provided.

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Anything herein to the contrary notwithstanding, should the Debtor default in the payment of any amount due to Deere or should any Borrowing Base Report show that the maximum amount outstanding pursuant to the Advance Formula is less than the principal amount outstanding on the Loan, then the Guarantor shall have the opportunity, for a period of 15 days following written notice of such default, to cure such default in payment by making the payment or to cure a deficiency revealed by any Borrowing Base Report by a repayment equal to the difference between the principal amount currently outstanding on the Loan and the maximum amount permitted to be outstanding pursuant to the Advance Formula, in either event, through a loan to the Debtor or a capital contribution to the Debtor.

3. Guarantor’s liability for payment of the Indebtedness shall be absolute and unconditional, and nothing except full payment to Deere of all of the Indebtedness shall operate to discharge Guarantor’s liability under this Guaranty. Guarantor unconditionally and irrevocably waives each and every defense which under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor for the Indebtedness. Without limiting the generality of the foregoing waiver, Guarantor agrees that none of the following acts, omissions, or occurrences shall diminish or impair the liability of Guarantor in any respect (all of which acts, omissions or occurrences may be done without notice to Guarantor):

(a)	Any extension, modification, indulgence, compromise, settlement, or variation of any of the terms of the Indebtedness;

(b)	The discharge or release of any obligations of the Debtor or of any other person now or hereafter liable on the Indebtedness by reason of bankruptcy or insolvency laws or otherwise;

(c)	The acceptance or release by Deere of any collateral security or any other Guaranty, or any settlement, compromise or extension with respect to any collateral security or other Guaranty;

(d)	The application or allocation by Deere of payments, collections, or credits on the Indebtedness or any other obligations of the Debtor to Deere;

(e)	The creation of any new Indebtedness by Debtor;

(f)	The making of demand, or absence of demand, for payment of the Indebtedness, or giving, or failing to give, any notice of dishonor or protest, or any other notice.

4. Guarantor unconditionally waives:

(a)	Any subrogation to rights of Deere against Debtor until, when taking in account payments made under this Guaranty, the indebtedness has been paid in full, at which time Deere shall assign to Guarantor all of the right, title and interest of Deere in any remaining obligations of Debtor;

(b)	Any set-off or counterclaims against Deere which would impair or affect Deere rights against Guarantor;

(c)	Any defenses related to the validity or enforceability of any documentation executed by Debtor or by Guarantor in connection with the Indebtedness.

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5. Notwithstanding the provisions of Section 1, or any other provision of this Guaranty, the total amount that Guarantor shall be required to pay under this Guaranty shall not exceed a total of two million five hundred thousand dollars ($2,500,000.00).

6. This Guaranty is to take effect without notice of its acceptance, which notice is waived, and is to be a continuing guaranty in full force and effect until the effective date of a written notice of revocation delivered to Deere either personally or by Registered or Certified Mail. It is understood and agreed that the effective date of any such revocation shall be immediate, and that such revocation shall not discharge the obligation of the undersigned Guarantor with respect to indebtedness incurred by the Debtor prior to said effective date of revocation or with respect to indebtedness for which the Debtor has made a commitment prior to said effective date of revocation.

7. The undersigned Guarantor consents and agrees that the books and records of Deere showing the account, obligations, and indebtedness of the principal debtor shall be admissible in evidence and shall be binding upon the undersigned Guarantor for the purpose of establishing the items set forth, and shall constitute prima facie proof.

8. The foregoing constitutes the complete guaranty agreement, there being no other representations or warranties made, and such guaranty cannot be altered, changed or amended in any way except by an instrument in writing signed by a duly authorized officer of Deere.

9. This Guaranty and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Iowa.

10. THIS GUARANTY IS FREELY AND VOLUNTARILY GIVEN TO DEERE BY GUARANTOR, WITHOUT DURESS OR COERCION, AND AFTER GUARANTOR HAS EITHER CONSULTED WITH LEGAL COUNSEL OR HAS BEEN GIVEN AN OPPORTUNITY TO DO SO, AND GUARANTOR HAS FULLY AND CAREFULLY READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS GUARANTY.

FCSTONE GROUP, INC.,

an Iowa Corporation

By:	/s/ DICK LINDGREN
Title:	Dir. Commercial Operations

Date: 4-16-02

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BORROW BASE REPORT

FCStone Financial, Inc. for

John Deere Credit

Johnston, Iowa

Date:	Exhibit A

REQUIRED AS OF EACH DAYS END FOR LINES OF CREDIT

OR WHENEVER THERE IS A CHANGE IN LOAN BALANCE

	TIER I	TIER 2	TIER 3	TIER4	Total
Beginning Loan Balance	$500,000	$500,000	$500,000	$500,000	$2,000,000
Contracts (WR) Liquidated	$300,000	$300,000	$300,000	$300,000	$1,200,000
New Contracts (WR)	$200,000	$200,000	$200,000	$200,000	$800,000
Net Change in Contracts	$(100,000)	$(100,000)	$(100,000)	$(100,000)	$(400,000)
Advance Request	$—	$—	$—	$—	$—
Payment Submitted	$(100,000)	$(100,000)	$(100,000)	$(100,000)	$(400,000)
Ending Loan Balance	$400,000	$400,000	$400,000	$400,000	$1,600,000

Eligible Collateral is defined as warehouse receipts representing grain or oil seeds against which advances have been made based on the Advance Rate. The Advance Rate against Commodities Sale/Repurchase Agreements shall be equal to 90% of the value of the grain or oil seed as determined by the FCStone Financial customers elevator bid price times the bushels of grain or oil seed represented by the warehouse receipt(s) issued to FCStone Financial pursuant to the Commodities Sale/Repurchase Program.

I certify that to the best of my knowledge this information is correct:

Authorized Signature	Title	Date